Exhibit 12

NBTY, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal year ended September 30,						Three months ended December 31,
	2000	2001	2002	2003	2004	2005	2004	2005
	(Dollars in thousands)
EARNINGS AVAILABLE TO COVER FIXED CHARGES:
Income before provision for income taxes	$82,952	$67,883	$138,707	$114,997	$169,005	$119,262	$45,429	$30,663
Less:
Interest capitalized						(494)	—	(437)
Add:
Fixed charges deducted from earnings (see below)	37,256	42,895	41,421	45,502	58,203	62,552	14,547	18,060
Earnings available to cover fixed charges	$120,208	$110,778	$180,128	$160,499	$227,208	$181,320	$59,976	$48,286
FIXED CHARGES:
Interest expensed and capitalized and amortized premiums, discounts and capitalized expenses related to indebtedness	$18,858	$21,958	$18,499	$17,384	$24,663	$26,475	$5,692	$8,992
Appropriate portion of rentals	18,398	20,937	22,922	28,118	33,540	36,077	8,855	9,068
Fixed charges	$37,256	$42,895	$41,421	$45,502	$58,203	$62,552	$14,547	$18,060
Ratio of Earnings to Fixed Charges	3.23	2.58	4.35	3.53	3.90	2.90	4.12	2.67